EXHIBIT 5.2
CONSENT OF OSLER, HOSKIN & HARCOURT LLP
February 19, 2009
We hereby consent to the references to and use of our name contained under the headings “Enforceability of Certain Civil Liabilities”, “Certain Canadian Federal Income Tax Considerations” and “Legal Matters” and the inclusion of our opinion contained under the heading “Certain Canadian Federal Income Tax Considerations” in the prospectus included in the Registration Statement on Form F-10 dated February 18, 2009 and the amendments thereto relating to the public offering of common shares of Cameco Corporation.

Sincerely,

/s/ Osler, Hoskin & Harcourt LLP
Osler, Hoskin & Harcourt LLP